 Church & Dwight Co., Inc.

News Release

Contact:
Rick Dierker
VP, Corporate Finance
609-806-1900

CHURCH & DWIGHT REPORTS Q4 AND FY RESULTS
Q4 REPORTED AND ORGANIC SALES GROWTH OF 5.2%
STRONG MARKETING SPENDING
20% Q4 EPS GROWTH AND 8% FY 2014 EPS GROWTH
2015 OUTLOOK:  7-9% EPS GROWTH, EXCLUDING PENSION CHARGE
ANNOUNCES 8% DIVIDEND INCREASE AND $500 MILLION SHARE REPURCHASE PLAN

EWING, NJ, FEBRUARY 3, 2015 – Church & Dwight Co., Inc. (NYSE:CHD) today announced that full year 2014 reported earnings per share increased 8% to $3.01 per share, meeting the Company’s outlook.   Organic sales growth for 2014 was 3.5%, driven by volume growth of 4.4% and partially offset by 0.9% negative effect of price and product mix.

James R. Craigie, Chairman and Chief Executive Officer, commented, “We are proud of the business results we accomplished in 2014. We delivered full year organic sales growth of 3.5% behind the innovative new products we launched in every one of our major categories; we increased market share on all four of our mega brands and we finished the year with a strong fourth quarter.”

Fourth Quarter Review

Reported earnings per share in the fourth quarter increased 20% to $0.78 per share, meeting the Company’s outlook. The results include a 1.5% negative impact to EPS from foreign exchange.  Reported net sales for the fourth quarter increased 5.2% to $865.5 million.  Organic sales increased 5.2%, exceeding the Company’s outlook of approximately 3.0%. Organic sales growth was driven by strong volume of 4.7%, and favorable product mix and pricing of 0.5%.  Marketing spending was 13.8%, significantly higher than the Company’s outlook of 12.2%, and reflecting higher support of the Company’s brands.

Consumer Domestic net sales were $652.2 million, a $29.5 million or 4.7% increase over the prior year fourth quarter. Fourth quarter organic sales increased 3.1%, primarily due to sales of the recently introduced ARM & HAMMER CLUMP & SEAL cat litter and OXICLEAN liquid laundry detergent, and higher sales of VITAFUSION vitamins, partially offset by lower sales of ARM & HAMMER powder laundry detergent, ARM & HAMMER unit dose laundry detergent, SPINBRUSH battery-powered toothbrushes, and  L’IL CRITTERS vitamins. Volume growth contributed approximately 3.6% to organic sales, partially offset by 0.5% unfavorable product mix and pricing.

Consumer International net sales were $138.6 million, a $2.3 million or 1.7% increase over the prior year fourth quarter reflecting the negative impact of foreign exchange.  Fourth quarter organic sales increased by 7.4%, primarily due to increased sales in Europe, Mexico and Canada. Volume increased approximately 5.0% and favorable product mix and pricing contributed 2.4%.

Specialty Products net sales were $74.7 million, a $11.1million or 17.5% increase from the prior year fourth quarter.  Fourth quarter organic sales increased by 20.2%.  The animal nutrition business drove a 15.1% volume increase, and favorable product mix and pricing contributed 5.1%.  The animal nutrition business’s strong performance is primarily related to the health of the U.S. dairy industry.

Gross margin contracted 20 basis points to 45.0% in the fourth quarter compared to 45.2% in the prior year fourth quarter.  The gross margin contraction was driven primarily by currency and mix.  In addition, commodity costs were generally higher in the fourth quarter compared to the prior year fourth quarter.  The 130 basis point improvement versus the third quarter gross margin of 43.7% was driven primarily by lower trade spending.

Marketing expense was $119.1 million, the highest of any quarter of 2014, representing an increase of $1.6 million or 1.4% in comparison to the prior year fourth quarter.   Marketing expense as a percentage of net sales was 13.8% in the fourth quarter, a decrease of 50 basis points from the prior year fourth quarter.

Selling, general, and administrative expense (SG&A) was $106.7 million in the fourth quarter, a $2.9 million decrease from the prior year fourth quarter.  SG&A as a percentage of net sales was 12.3%, an approximately 100 basis point decrease from the prior year fourth quarter, primarily due to the absence of an impairment charge and lower litigation costs.

Income from Operations was $163.8 million in the fourth quarter, an increase of $19.2 million or 13.3% over the prior year fourth quarter. Operating income as a percentage of net sales was 18.9%, a 130 basis point increase over the prior year fourth quarter.

The effective tax rate in the fourth quarter was 33.4%, compared to 33.8% in the fourth quarter of 2013. The full year 2014 effective tax rate is 33.8%.

Operating Cash Flow

For the twelve months of 2014, net cash from operating activities was $540.3 million; a $40.7 million increase from the prior year. Net cash from operating activities increased $5.0 million, excluding the deferral of a $36 million payment relating to December 2012 estimated federal tax paid in the first quarter of 2013 as a result of Hurricane Sandy relief.  Capital expenditures for the full year 2014 were $70.5 million, a $3.4 million increase from the prior year.

At December 31, 2014, cash on hand was $423 million, while total debt was $1,096 million.  The Company continues to have significant financial flexibility for acquisitions.

New Products

Mr. Craigie stated, “2014 has been an exciting year for Church & Dwight as we have launched a record number of innovative new products.  Initial consumer response to these products on all four of our megabrands has been very positive:

“We extended the OXICLEAN brand into three additional categories:  premium laundry detergent, dishwashing detergent and the bleach section.  These new products helped to drive a 26% increase in consumption for the total OXICLEAN brand for full year 2014.

“On our largest megabrand, ARM & HAMMER, we launched several products, including a new premium ARM & HAMMER CLUMP & SEAL cat litter, a new premium ARM & HAMMER TRULY RADIANT toothpaste, and a new line of laundry detergents called CLEAN SCENTSATIONS.  All products were well received, particularly our new ARM & HAMMER CLUMP & SEAL cat litter, whose success with consumers has led to a double digit increase in sales and consumption that drove the total brand’s share up 5.0pts. to 23.4% in the fourth quarter to become the # 2 brand in the category.  Most importantly, this new product innovation played a key role in driving category sales up over 8% for full year 2014, the strongest growth of any of our categories.  This exemplifies our belief that innovation is the key antidote in reviving consumer demand in this challenging economy.

“On the TROJAN brand, we launched new condoms, vibrators and lubricants which collectively drove a strong increase in 2014 sales.

“On our fourth megabrand, the gummy vitamin business, we launched a new vitamin plus line under each of our L’IL CRITTERS (kids) and VITAFUSION (adult) brands.  These new products helped to drive a high-single digit consumption increase compared to full year 2014 flat category growth, due to VITAFUSION’s growth.  This reflects consumers continuing to switch from hard pills to great-tasting gummy vitamins.”

8% Dividend Increase and Share Repurchase Programs

On January 29, 2015, the Company’s Board of Directors (Board) declared an 8% increase in the regular quarterly dividend from $0.31 to $0.335 per share, equivalent to an annual dividend of $1.34 per share. The decision raises the dividend payout from $168 million to approximately $177 million.  The quarterly dividend will be payable March 2, 2015 to stockholders of record at the close of business on February 10, 2015.  The Company has paid a regular consecutive quarterly dividend for 456 consecutive quarters or 114 years.  This is the 19th consecutive year in which the Company has increased the dividend.

The Board has also authorized a new program under which up to $500 million of the Company's common stock may be repurchased in the future to reduce the number of shares outstanding.  The previously authorized share repurchase program has been terminated. In addition, the Company has an Evergreen repurchase program that is intended to neutralize dilution associated with the exercise of stock options issued.  Currently, the Company has approximately 134 million shares outstanding.

Mr. Craigie commented, “Today’s action reflects the Company’s desire for stockholders to benefit from our continued strong growth and is an indication of our confidence in the Company’s performance.  Importantly, the Company expects to generate over $1.5 billion in free cash flow (cash from operating activities less capital expenditures) over the next three years.  Our robust cash flow enables us to deliver higher value directly to our stockholders while maintaining significant financial flexibility to continue to aggressively pursue acquisitions.”

Outlook for 2015

Mr. Craigie said, “We believe that we are positioned to continue to deliver strong sales and earnings growth with our balanced portfolio of value and premium products, the launch of innovative new products, aggressive productivity programs and tight management of overhead costs.  Most categories remain weak and the environment remains competitive.  However, in the second half of 2015, the Company expects to benefit from macro trends in the US economy, including lower fuel prices, and an improving U.S. labor market.”

With regard to 2015, Mr. Craigie said, “We expect organic sales growth of approximately 2-3% in 2015 behind our new product introductions on our core business.  We expect gross margin to expand by approximately 25 basis points from reduced slotting fees, lower trade spending as pricing competition in the value laundry category has begun to normalize, and expected lower commodity costs in the second half of 2015.  We intend to heavily invest in the OXICLEAN brand as 2015 will mark the second year of our quest to establish it as our next megabrand across multiple categories.  Marketing spending is expected to be approximately 12.5% of sales, consistent with the 2014 and 2013 rate of investment.  We expect to achieve approximately 50 basis points of operating margin expansion.”

In conclusion, Mr. Craigie said, “We believe that 2015 will be an exciting year for Church & Dwight. Based on our current growth momentum, continued focus on innovation, and confidence in gross margin expansion, we expect to achieve 5-7% reported EPS growth in 2015 or 7-9% excluding a previously disclosed pension termination charge of approximately $0.05. The midpoint of our 2015 outlook equates to 10.5% currency neutral EPS growth excluding an estimated 2.5% EPS negative impact from foreign exchange.  This result is top tier within the consumer packaged goods industry.  This earnings forecast does not include any benefit from potential acquisitions, which we continue to aggressively pursue. For the first quarter we expect organic sales growth of approximately 3%, flat gross margin as we continue to invest behind OXICLEAN and experience unfavorable currency impacts, and earnings per share of $0.78.”

Church & Dwight Co., Inc. will host a conference call to discuss 2014 results, and 2015 outlook on February 3, 2015 at 12:30 p.m. (ET).  To participate, dial in (877) 322-9846, access code:  58285477 (International: 631-291-4539, same access code: 58285477).  A replay will be available two hours after the call at 855-859-2056 or 404-537-3406 (same access code: 58285477). Also, you can participate via webcast by visiting the Investor Relations section of the Company’s website at www.churchdwight.com.

Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products under the ARM & HAMMER brand name and other well-known trademarks.

This release contains forward-looking statements relating to, among other things, expected future financial and operating results, including earnings per share, reported net sales growth and organic sales growth, volume growth, including the effects of new products, gross margin, operating margin, net cash from operating activities; the effect of product mix; the impact of acquisitions; marketing spending and support; commodity price increases or decreases; consumer spending; category trends; cost savings programs; effective tax rate; capital expenditures; competition; and customer response to new products.  These statements represent the intentions, plans, expectations and beliefs of the Company, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements.  The uncertainties include assumptions as to market growth and consumer demand (including the effect of political and economic events on consumer demand), improving U.S. consumer spending due to lower fuel prices, the Company’s U.S. centric portfolio, retailer actions in response to changes in consumer demand and the economy, raw material prices, the financial condition of major customers and suppliers, interest rate and foreign currency exchange rate fluctuations, and changes in marketing and promotional spending.  With regard to the new product introductions referred to in this release, there is particular uncertainty relating to trade, competitive and consumer reactions and retailer distribution.  Other factors that could materially affect actual results include the outcome of contingencies, including litigation, pending regulatory proceedings, environmental matters and the acquisition or divestiture of assets.  For a description of additional factors that could cause actual results to differ materially from the forward looking statements, please see the Company’s quarterly and annual reports filed with the SEC, including information in the Company’s annual report on Form 10-K in Item 1A, “Risk Factors”.

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Twelve Months Ended
(In millions, except per share data)	Dec. 31, 2014	Dec. 31, 2013	Dec. 31, 2014	Dec. 31, 2013
Net Sales	$865.5	$822.6	$3,297.6	$3,194.3
Cost of sales	475.9	450.9	1,844.7	1,756.3
Gross profit	389.6	371.7	1,452.9	1,438.0
Marketing expenses	119.1	117.5	416.9	399.8
Selling, general and administrative expenses	106.7	109.6	394.8	416.0
Income from Operations	163.8	144.6	641.2	622.2
Equity in earnings of affiliates	3.7	1.4	11.6	2.8
Other income (expense), net	(7.5)	(6.8)	(27.9)	(27.2)
Income before income taxes	160.0	139.2	624.9	597.8
Income taxes	53.4	47.0	211.0	203.4
Net Income	$106.6	$92.2	$413.9	$394.4
Net Income per share - Basic	$0.80	$0.66	$3.06	$2.85
Net Income per share - Diluted	$0.78	$0.65	$3.01	$2.79
Dividends per share	$0.31	$0.28	$1.24	$1.12
Weighted average shares outstanding - Basic	133.9	139.0	135.1	138.6
Weighted average shares outstanding - Diluted	136.3	141.6	137.5	141.2

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in millions)	Dec. 31, 2014	Dec. 31, 2013
Assets
Current Assets
Cash and Cash Equivalents	$423.0	$496.9
Accounts Receivable	322.9	330.2
Inventories	245.9	250.5
Other Current Assets	40.7	38.2
Total Current Assets	1,032.5	1,115.8
Property, Plant and Equipment (Net)	616.2	594.1
Equity Investment in Affiliates	24.8	24.5
Tradenames and Other Intangibles	1,272.4	1,204.3
Goodwill	1,325.0	1,222.2
Other Long-Term Assets	110.4	98.8
Total Assets	$4,381.3	$4,259.7
Liabilities and Stockholders’ Equity
Short-Term Debt	$146.7	$153.8
Current Portion of Long-term Debt	249.9	─
Other Current Liabilities	508.7	497.4
Total Current Liabilities	905.3	651.2
Long-Term Debt	698.6	649.5
Other Long-Term Liabilities	675.5	659.0
Stockholders’ Equity	2,101.9	2,300.0
Total Liabilities and Stockholders’ Equity	$4,381.3	$4,259.7

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flow (Unaudited)

	Twelve Months Ended
(Dollars in millions)	Dec. 31, 2014	Dec. 31, 2013

Net Income	$413.9	$394.4

Depreciation and amortization	91.2	90.5
Deferred income taxes	12.7	11.1
Non-cash compensation	17.0	17.0
Asset impairment charge and other asset write-offs	6.4	8.4
Other	4.1	7.4

Changes in assets and liabilities:
Accounts receivable	(1.8)	(31.2)
Inventories	1.8	(7.3)
Other current assets	(0.6)	(1.5)
Accounts payable and accrued expenses	2.4	67.9
Income taxes payable	17.5	(23.8)
Excess tax benefit on stock options exercised	(18.5)	(13.1)
Other	(5.8)	(20.2)
Net cash from operating activities	540.3	499.6

Capital expenditures	(70.5)	(67.1)
Acquisition	(215.7)	─
Investment in joint venture	(1.1)	(6.4)
Other	(1.1)	(3.6)
Net cash (used in) investing activities	(288.4)	(77.1)

Long-term borrowing	299.8	─
Net change in short-term debt	(6.7)	(99.4)
Payment of cash dividends	(167.5)	(155.2)
Stock option related	51.2	35.1
Purchase of treasury stock	(478.8)	(50.1)
Lease incentive proceeds	─	10.9
Lease principal payments	(1.2)	(1.1)
Deferred financing costs	(4.2)	─
Other	0.8	─
Net cash (used in) financing activities	(306.6)	(259.8)

F/X impact on cash	(19.2)	(8.8)

Net change in cash and cash equivalents	$(73.9)	$153.9

2014 and 2013 Product Line Net Sales

	Three Months Ended		Percent
	12/31/2014	12/31/2013	Change

Household Products	$379.0	$354.3	7.0%
Personal Care Products	273.2	268.4	1.8%
Consumer Domestic	$652.2	$622.7	4.7%
Consumer International	138.6	136.3	1.7%
Total Consumer Net Sales	$790.8	$759.0	4.2%
Specialty Products Division	74.7	63.6	17.5%
Total Net Sales	$865.5	$822.6	5.2%

	Twelve Months Ended		Percent
	12/31/2014	12/31/2013	Change

Household Products	$1,466.2	$1,436.1	2.1%
Personal Care Products	1,005.4	977.4	2.9%
Consumer Domestic	$2,471.6	$2,413.5	2.4%
Consumer International	535.2	532.8	0.5%
Total Consumer Net Sales	$3,006.8	$2,946.3	2.1%
Specialty Products Division	290.8	248.0	17.3%
Total Net Sales	$3,297.6	$3,194.3	3.2%

The following discussion addresses the non-GAAP measures used in this press release and reconciliations of non-GAAP measures to the most directly comparable GAAP measures:

The following non-GAAP measures may not be the same as similar measures provided by other companies due to differences in methods of calculation and items and events being excluded.

Organic Sales Growth: This press release provides information regarding organic sales growth, namely net sales growth excluding the effect of acquisitions, divestitures and foreign exchange rate changes. Management believes that the presentation of organic sales growth is useful to investors because it enables them to assess, on a consistent basis, sales trends related to products that were marketed by the Company during the entirety of relevant periods and foreign exchange rate changes that are out of the control of, and do not reflect the performance of, the Company and management.

Reported EPS excluding a pension termination charge and currency neutral reported EPS excluding a pension termination charge:

This press release also presents reported EPS excluding a pension termination charge, namely earnings per share calculated in accordance with GAAP adjusted to exclude a significant one-time item that is not indicative of the Company’s period to period performance. We believe that this metric provides investors a more meaningful perspective of underlying business trends and results and provides a more comparable measure of year over year earnings per share growth.

Currency neutral reported EPS excluding a pension termination charge is a measure of the Company's reported EPS excluding a pension termination charge, further adjusted to exclude the impact of foreign exchange. We believe that this metric further enhances investors’ understanding of the Company’s year over year earnings per share growth.

Church & Dwight Co., Inc.
Organic Sales

	Three Months Ended 12/31/2014

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products

Reported Sales Growth	5.2%	4.2%	4.7%	1.7%	17.5%
Less:
Acquisition	1.5%	1.6%	1.6%	1.7%	-

Add:
Divestitures/Other	0.3%	0.1%	-	0.7%	1.6%
FX	1.2%	1.2%	-	6.7%	1.1%

Organic Sales Growth	5.2%	3.9%	3.1%	7.4%	20.2%

	Twelve Months Ended 12/31/2014

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products

Reported Sales Growth	3.2%	2.1%	2.4%	0.5%	17.3%
Less:
Acquisition	0.4%	0.4%	0.4%	0.4%	-
Add:
FX	0.5%	0.4%	-	2.7%	1.0%
Divestitures/Other	0.2%	0.1%	-	0.5%	1.2%

Organic Sales Growth	3.5%	2.2%	2.0%	3.3%	19.5%